Herc Holdings Reports Strong Second Quarter 2022 Results and
Announces Share Repurchase Program

Second Quarter Highlights
–Equipment rental revenue increased 35.1% to a record $605.4 million
–Total revenues increased 30.5% to $640.4 million
–Dollar utilization increased 40 basis points to 42.5%
–Net income increased 53.3% to $72.2 million, or $2.38 per diluted share
–Adjusted EBITDA grew 36.8% to a record $284.2 million and adjusted EBITDA margin expanded 210 basis points to 44.4%
–Company amends and extends its senior secured asset-based revolving credit facility from $1.75 billion to $3.5 billion, maturing July 5, 2027
–Announces plan to repurchase shares under the 2014 Share Repurchase Program
–Narrows FY 2022 adjusted EBITDA guidance by raising lower end of guidance range

Bonita Springs, Fla., July 21, 2022 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2022. Equipment rental revenue was $605.4 million and total revenues were $640.4 million in the second quarter of 2022, compared to $448.0 million and $490.9 million, respectively, for the same period last year. The Company reported net income of $72.2 million, or $2.38 per diluted share, in the second quarter of 2022, compared to $47.1 million, or $1.55 per diluted share, in the same 2021 period. Second quarter 2022 adjusted net income was $74.8 million, or $2.47 per diluted share, compared to $47.6 million, or $1.57 per diluted share, in 2021. See page A-5 for the adjusted net income and adjusted earnings per share calculations.
"We continued to see strong demand for our equipment rental services across all of our geographic regions," said Larry Silber, president and chief executive officer. "Our rental revenue increased 35.1% over the prior year, while average fleet increased 32.1% to $4.9 billion. Dollar utilization increased to 42.5% in the second quarter as market demand supported strong sequential and year-over-year rate growth. Adjusted EBITDA increased 36.8% to $284.2 million and adjusted EBITDA margin expanded 210 basis points to 44.4% in the quarter."

2022 Second Quarter Financial Results

•Equipment rental revenue increased 35.1% to $605.4 million compared to $448.0 million in the prior-year period.

•Total revenues increased 30.5% to $640.4 million compared to $490.9 million in the prior-year period. The year-over-year increase of $149.5 million was related to an increase in equipment rental revenue of $157.4 million, offset primarily by lower sales of rental equipment of $11.0 million. The reduction in sales of rental equipment resulted from the strategic management of our fleet to maximize fleet size and minimize the sales of rental equipment as a result of strong rental demand.

•Pricing increased 5.5% compared to the same period in 2021.

•Dollar utilization increased to 42.5% compared to 42.1% in the prior-year period, primarily due to increased volume and rate.

•Direct operating expenses (DOE) of $270.7 million increased 33.3% compared to the prior-year period. The $67.7 million increase was primarily related to strong rental activity and increases in payroll and related expenses associated with additional headcount, higher fuel prices, maintenance, delivery and freight, and facilities expenses.

•Selling, general and administrative expenses (SG&A) increased 31.1% to $97.0 million compared to $74.0 million in the prior-year period. The $23.0 million increase was primarily due to increases in selling expenses, including commissions and other variable compensation increases, and travel expense.

•Depreciation expense increased 28.8%, or $29.1 million, to $130.2 million due to higher year-over-year average fleet size.

•Interest expense increased to $25.2 million compared with $21.0 million in the prior-year period due to increased balances and floating rates on the ABL Credit Facility.

•Income tax provision was $25.3 million compared to $14.7 million for the prior-year period. The provision was driven by the level of pre-tax income, offset partially by certain non-deductible expenses.

•The Company reported net income of $72.2 million compared to $47.1 million in the prior-year period. Adjusted net income was $74.8 million compared to $47.6 million in the prior-year period.

•Adjusted EBITDA increased 36.8% to $284.2 million compared to $207.7 million in the prior-year period.

•Adjusted EBITDA margin increased 210 basis points to 44.4% compared to 42.3% in the prior-year period.

2022 First Half Financial Results

•Equipment rental revenue increased 33.5% to $1,132.2 million compared to $848.4 million in the prior-year period.

•Total revenues increased 27.8% to $1,207.7 million compared to $944.7 million in the prior-year period. The year-over-year increase of $263.0 million was related to an increase in equipment rental revenue of $283.8 million, offset primarily by lower sales of rental equipment of $27.5 million. The reduction in sales of rental equipment resulted from strong rental demand and the strategic management of our fleet to maximize fleet size and minimize the sales of rental equipment.

•Pricing increased 4.9% compared to the same period in 2021.

•Dollar utilization increased to 42.0% compared to 40.4% in the prior-year period primarily due to increased volume and rate.
•Direct operating expenses (DOE) of $516.9 million increased 33.9% compared to the prior-year period. The $130.9 million increase was primarily due to strong rental activity and increases in payroll and related expenses associated with additional headcount, increases in fuel prices, maintenance, delivery and freight, facilities, and re-rent expenses related to the corresponding increase in re-rent revenue.

•Depreciation increased 23.8%, or $48 million, to $249.5 million for the first half due to higher year-over-year average fleet size.

•Selling, general and administrative expenses (SG&A) increased 33.6% to $186.4 million compared to $139.5 million in the prior-year period. The $46.9 million increase was primarily due to increases in selling expenses, including commissions and other variable compensation, general payroll and benefits, and professional fees.

•Interest expense increased to $47.7 million compared with $42.4 million in the prior-year period due to increased balances and floating rates on the ABL Credit Facility.

•Income tax provision was $33.9 million compared to $22.9 million for the prior-year period. The provision in each period was driven by the level of pre-tax income, offset partially by a benefit related to stock-based compensation and non-deductible expenses.

•The Company reported net income of $130.7 million compared to $80.0 million in the prior-year period. Adjusted net income was $134.0 million compared to $81.0 million in the prior-year period.

•Adjusted EBITDA increased 32.8% to $521.0 million compared to $392.3 million in the prior-year period.

•Adjusted EBITDA margin increased 160 basis points to 43.1% compared to 41.5% in the prior-year period.

Capital Expenditures

•The Company reported net rental equipment capital expenditures of $508.5 million for the first half of 2022 compared with $168.3 million in the prior-year period. Gross rental equipment capital expenditures were $555.3 million compared to $239.3 million in the comparable prior-year period. Proceeds from disposals were $46.8 million compared to $71.0 million last year. See page A-5 for the calculation of net rental equipment capital expenditures.

•As of June 30, 2022, the Company's total fleet was approximately $5.1 billion at OEC.

•Average fleet at OEC in the first half increased year-over-year by 32.1% compared to the prior-year period.

•Average fleet age was 49 months as of June 30, 2022, compared to 48 months in the comparable prior-year period.
Disciplined Capital Management

•The Company acquired nine companies with a total of 12 locations and opened 10 new greenfield locations during the first half of 2022.

•Net debt was $2.5 billion as of June 30, 2022, with net leverage of 2.4x compared to 1.9x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to $0.7 billion of liquidity as of June 30, 2022.

•The Company declared its quarterly dividend of $0.575 payable to shareholders of record as of May 27, 2022, with a payment date of June 10, 2022.

•On July 5, 2022, the Company amended its senior secured asset-based revolving credit facility to, among other things, increase the aggregate amount of the revolving credit commitments to $3.5 billion and to extend the maturity date to July 5, 2027.

•The Company also announced a plan to repurchase shares under the 2014 Share Repurchase Program ("Share Repurchase Program"), subject to certain predetermined price/volume guidelines set, from time to time, by the board of directors. The Share Repurchase Program, approved in March 2014, permits the Company to purchase shares through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including strategic priorities, market conditions, regulatory requirements and other corporate considerations. As of June 30, 2022, the approximate dollar value that remains available under the Share Repurchase Program is $395.9 million.

"Given the recent downturn in the stock price and our conviction that the Company's valuation is discounted compared to our long-term growth expectations, the Company will begin utilizing the remaining authorization under the Share Repurchase Program," Mr. Silber said. "Consistent with our capital allocation goals, we expect to remain within our targeted net leverage range of 2x to 3x while executing on our long-term strategy of organic and M&A growth, and allocating capital to our shareholders."

Outlook

The Company updated its full year 2022 adjusted EBITDA guidance range and maintained net rental capital expenditures guidance. The updated guidance range for the full year 2022 adjusted EBITDA reflects an increase of 34% to 39% compared to full year 2021 results.

	Prior	Current
Adjusted EBITDA:	$1.175 billion to $1.245 billion	$1.195 billion to $1.245 billion
Net rental equipment capital expenditures:	$900 million to $1.12 billion	$900 million to $1.12 billion

Mr. Silber added, "Demand for our equipment rental services continues to be strong as we enter our seasonally strongest quarters. We continue to benefit from tight equipment inventory and believe we are seeing a secular shift from ownership to rental by our customers. With the initiation of new infrastructure projects being announced daily, we believe we are well positioned to generate continued growth in 2023."

Earnings Call and Webcast Information

Herc Holdings' second quarter 2022 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 5720023. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number 9917773.
About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 333 locations in North America. With over 56 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, pumps, trench shoring, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 6,100 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2021 total revenues were approximately $2.1 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, the impact of and our response to COVID-19, our capital allocation strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Equipment rental	$605.4	$448.0	$1,132.2	$848.4
Sales of rental equipment	19.3	30.3	47.0	74.5
Sales of new equipment, parts and supplies	9.4	7.8	17.1	13.9
Service and other revenue	6.3	4.8	11.4	7.9
Total revenues	640.4	490.9	1,207.7	944.7
Expenses:
Direct operating	270.7	203.0	516.9	386.0
Depreciation of rental equipment	130.2	101.1	249.5	201.5
Cost of sales of rental equipment	14.1	24.7	32.6	63.1
Cost of sales of new equipment, parts and supplies	5.4	4.9	10.7	9.1
Selling, general and administrative	97.0	74.0	186.4	139.5
Interest expense, net	25.2	21.0	47.7	42.4
Other (income) expense, net	0.3	0.4	(0.7)	0.2
Total expenses	542.9	429.1	1,043.1	841.8
Income before income taxes	97.5	61.8	164.6	102.9
Income tax provision	(25.3)	(14.7)	(33.9)	(22.9)
Net income	$72.2	$47.1	$130.7	$80.0
Weighted average shares outstanding:
Basic	29.8	29.6	29.8	29.5
Diluted	30.3	30.4	30.4	30.3
Earnings per share:
Basic	$2.42	$1.59	$4.39	$2.71
Diluted	$2.38	$1.55	$4.30	$2.64

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$52.1	$35.1
Receivables, net of allowances	457.8	388.1
Other current assets	56.9	46.5
Total current assets	566.8	469.7
Rental equipment, net	3,115.9	2,665.3
Property and equipment, net	336.3	308.4
Right-of-use lease assets	517.1	413.7
Goodwill and intangible assets, net	741.4	620.2
Other long-term assets	32.5	13.1
Total assets	$5,310.0	$4,490.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$14.9	$15.2
Current maturities of operating lease liabilities	41.4	38.7
Accounts payable	286.9	280.6
Accrued liabilities	185.1	195.4
Total current liabilities	528.3	529.9
Long-term debt, net	2,503.3	1,916.1
Financing obligations, net	109.2	111.2
Operating lease liabilities	491.4	387.4
Deferred tax liabilities	580.1	536.8
Other long term liabilities	32.4	32.1
Total liabilities	4,244.7	3,513.5
Total equity	1,065.3	976.9
Total liabilities and equity	$5,310.0	$4,490.4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$130.7	$80.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	249.5	201.5
Depreciation of property and equipment	30.4	26.9
Amortization of intangible assets	13.0	4.9
Amortization of deferred debt and financing obligations costs	1.6	1.6
Stock-based compensation charges	11.3	12.4
Provision for receivables allowances	20.5	14.3
Deferred taxes	43.1	16.3
Gain on sale of rental equipment	(14.4)	(11.4)
Other	1.4	2.3
Changes in assets and liabilities:
Receivables	(83.0)	(27.8)
Other assets	(7.4)	0.2
Accounts payable	(22.8)	6.2
Accrued liabilities and other long-term liabilities	(15.0)	0.5
Net cash provided by operating activities	358.9	327.9
Cash flows from investing activities:
Rental equipment expenditures	(555.3)	(239.3)
Proceeds from disposal of rental equipment	46.8	71.0
Non-rental capital expenditures	(27.5)	(20.9)
Proceeds from disposal of property and equipment	3.3	2.4
Acquisitions, net of cash acquired	(317.1)	(17.9)
Other investing activities	(23.0)	—
Net cash used in investing activities	(872.8)	(204.7)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	872.8	165.0
Repayments on revolving lines of credit and securitization	(286.2)	(275.0)
Principal payments under finance lease and financing obligations	(7.6)	(6.7)
Dividends paid	(34.3)	—
Other financing activities, net	(13.6)	(5.3)
Net cash provided by (used in) financing activities	531.1	(122.0)
Effect of foreign exchange rate changes on cash and cash equivalents	(0.2)	0.4
Net change in cash and cash equivalents during the period	17.0	1.6
Cash and cash equivalents at beginning of period	35.1	33.0
Cash and cash equivalents at end of period	$52.1	$34.6

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$72.2	$47.1	$130.7	$80.0
Income tax provision	25.3	14.7	33.9	22.9
Interest expense, net	25.2	21.0	47.7	42.4
Depreciation of rental equipment	130.2	101.1	249.5	201.5
Non-rental depreciation and amortization	22.7	16.0	43.4	31.8
EBITDA	275.6	199.9	505.2	378.6
Non-cash stock-based compensation charges	5.1	7.1	11.3	12.4
Other(1)	3.5	0.7	4.5	1.3
Adjusted EBITDA	$284.2	$207.7	$521.0	$392.3

Total revenues	$640.4	$490.9	$1,207.7	$944.7
Adjusted EBITDA	$284.2	$207.7	$521.0	$392.3
Adjusted EBITDA margin	44.4%	42.3%	43.1%	41.5%
(1) Merger and acquisition related, spin-off costs and impairment are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$72.2	$47.1	$130.7	$80.0
Other(1)	3.5	0.7	4.5	1.3
Tax impact of adjustments(2)	(0.9)	(0.2)	(1.2)	(0.3)
Adjusted net income	$74.8	$47.6	$134.0	$81.0

Diluted shares outstanding	30.3	30.4	30.4	30.3

Adjusted earnings per diluted share	$2.47	$1.57	$4.41	$2.67
(1) Merger and acquisition related, spin-off costs, and impairment are included in Other.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

NET RENTAL EQUIPMENT CAPITAL EXPENDITURES
Unaudited
(In millions)

	Six Months Ended June 30,
	2022	2021
Rental equipment expenditures	$555.3	$239.3
Proceeds from disposal of rental equipment	(46.8)	(71.0)
Net rental equipment capital expenditures	$508.5	$168.3

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Six Months Ended June 30,
	2022	2021
Net cash provided by operating activities	$358.9	$327.9

Rental equipment expenditures	(555.3)	(239.3)
Proceeds from disposal of rental equipment	46.8	71.0
Net rental equipment expenditures	(508.5)	(168.3)

Non-rental capital expenditures	(27.5)	(20.9)
Proceeds from disposal of property and equipment	3.3	2.4
Other	(23.0)	—
Free cash flow	$(196.8)	$141.1

Acquisitions, net of cash acquired	(317.1)	(17.9)
(Increase) decrease in net debt	$(513.9)	$123.2